Exhibit 4.4

SECOND SUPPLEMENTAL INDENTURE

This SECOND SUPPLEMENTAL INDENTURE dated as of December 6, 2010, is between Interval Acquisition Corp., a Delaware corporation (the “Issuer”), and The Bank of New York Mellon, a New York banking corporation, as Trustee (the “Trustee”).

RECITALS

WHEREAS, the Issuer and the Trustee entered into an Indenture dated August 19, 2008 (the “Indenture”), pursuant to which the Issuer originally issued $300,000,000 in originally issued 9.5% Senior Notes due 2016 (the “Notes”);

WHEREAS, Section 4.13 of the Indenture provides the method by which the Issuer may amend the Indenture to add a new Domestic Subsidiary as an additional Guarantor under the Indenture;

WHEREAS, the Issuer has formed TPI Acquisition Holdings, LLC, a Delaware limited liability company (“TPIAH”), and acquired Trading Places International, LL], a California limited liability company (“TPI”), and Paradise Vacation Adventures, LLC, a Hawaii limited liability company (“PVA”), and each of TPIAH, TPI and PVA is a Domestic Subsidiary under the Indenture; and

WHEREAS, all acts and things prescribed by the Indenture and by law necessary to make this Second Supplemental Indenture a valid instrument legally binding on the Company and each Domestic Subsidiary, in accordance with its terms, have been duly done and performed.

NOW, THEREFORE, to comply with the provisions of the Indenture and in consideration of the mutual agreements hereinafter set forth, each Domestic Subsidiary and Trustee have agreed and do hereby agree as follows:

ARTICLE 1

Section 1.01           This Second Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.

Section 1.02           This Second Supplemental Indenture shall become effective immediately upon its execution and delivery by each of the Company, each Domestic Subsidiary and the Trustee.

Section 1.03           Except as specifically modified herein, the Indenture and the Notes are in all respects ratified and confirmed and shall remain in full force and effect in accordance with their terms with all capitalized terms used herein without definition having the same respective meanings ascribed to them as in the Indenture.

ARTICLE 2

Section 2.01           From this date, in accordance with Section 4.13 of the Indenture and by executing this Second Supplemental Indenture, each of TPIAH, TPI and PVA, will be a Domestic Subsidiary and Guarantor under the Indenture, and subject to the provisions of the Indenture and as a Guarantor to the extent provided under Section 10 of the Indenture.

Section 2.02           TPIAH, TPI and PVA, each jointly and severally, with the Guarantors, hereby conditionally guarantees to each Holder all of Issuer’s obligations under the Notes and the Indenture on the terms set forth in the Indenture.

Section 2.03           THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SECOND SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES AND GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPALS OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 2.04           The parties may sign any number of copies hereof.  Each signed copy shall be an original, but all of them together represent the same instrument.

Section 2.05           The recitals and statements herein are deemed to be those of the Issuer, TPIAH, TPI and PVA and not of the Trustee.  The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplement Indenture to be duly executed as of the day and year first above written.

INTERVAL ACQUISITION CORP., as the Issuer

By:	/s/ Jeanette E. Marbert
Jeanette E. Marbert, Executive Vice President and Chief Operating Officer

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Laurence J. O’Brien
Name:	Laurence J. O’Brien
Title:	Vice President

Acknowledged and Accepted
as of the date first written above:

TPI ACQUISITION HOLDINGS, LLC

By:		/s/ Jeanette E. Marbert
Jeanette E. Marbert, Executive Vice President

TRADING PLACES INTERNATIONAL, LLC

By:		/s/ William L. Harvey
William L. Harvey, Executive Vice President

PARADISE VACATION ADVENTURES, LLC

By:		TRADING PLACES INTERNATIONAL, LLC
Its sole member

	By:	/s/ William L. Harvey
William L. Harvey, Executive Vice
President